KRUEGER LLP	Los Angeles La Jolla San Diego	7486 La Jolla Boulevard La Jolla, California 92037 858 405-7385 cell blair@OTCattorneys.com
ADMITTED TO THE CALIFORNIA, FEDERAL AND INTER-AMERICAN BAR ASSOCIATIONS

Exhibits 5.1 and 23.2

August 2, 2018

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re: GPods, Inc. (hereinafter “GPD”): Registration Statement on Form S-1 relating to a maximum of 7,500,000 shares of GPD Common Stock par value $.001 per share

Sir or Madam:

We are special counsel to GPods, Inc., a Nevada corporation (“GPD”). We have been requested by GPD to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (“Registration Statement”) covering a maximum of 7,500,000 shares which will be offered by GPD.

In connection with this opinion, we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of GPD, copies of the records of corporate proceedings of GPD, and copies of such other agreements, instruments and documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid for and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Blair Krueger

Blair Krueger, Esq.

Krueger LLP